Exhibit 10.1

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of                     , 2006 by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”).

WHEREAS, the Participant is entitled to receive Shares of the Company’s common stock (the “Restricted Shares”) under the 2005 Long Term Incentive Plan (the “Plan”) for service on the Company’s Board of Directors (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Participant agree as follows:

1. Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Participant a Restricted Share Award (the “Award”) of                      Restricted Shares. The Award is granted as of January     , 2006 (the “Grant Date”), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan. The Award constitutes the right, subject to the terms of the Plan and this Agreement, to distribution of the Shares.

2. Purchase Price. The purchase price of the shares subject to the Award shall be $0.00 per share.

3. Rights as Shareholder. On and after the Award Date, and except to the extent provided in Section 7, the Participant will be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends and other distributions payable with respect to the Restricted Shares.

4. Vesting. Subject to Section 5, the Participant’s Restricted Shares will be fully vested at all times.

5. Certificates. The Restricted Shares will be evidenced by one or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Shares.

6. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

7. Taxes. The Participant shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Restricted Shares. The Company or any

Affiliate is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Participant, amounts of withholding and other taxes due in connection with the Award.

8. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

9. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, and is signed by both the Participant and a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

10. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Participant at:

______________

______________

______________

To the Company at:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Attention: Secretary

Any notice delivered personally or by courier under this Section shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

11. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

FREIGHTCAR AMERICA, INC.	PARTICIPANT:

By:
Its:	Name: